EXHIBIT 99
                            NATIONAL FUEL GAS COMPANY
                            -------------------------
                        CONSOLIDATED STATEMENT OF INCOME
                        --------------------------------
                                   (UNAUDITED)
                                   -----------


                                                      Twelve Months Ended
                                                            June 30,
                                                    ----------------------
                                                    1997              1996
                                                    ----              ----
                                                    (Thousands of Dollars)
INCOME
Operating Revenues                               $1,268,231      $1,171,974
                                                 ----------      ----------

Operating Expenses
   Purchased Gas                                    515,954         481,564
   Operation                                        276,873         267,413
   Maintenance                                       24,639          27,452
   Property, Franchise and Other Taxes               99,880          99,152
   Depreciation, Depletion and Amortization         111,116          90,273
   Income Taxes - Net                                73,737          54,792
                                                 ----------      ----------
                                                  1,102,199       1,020,646
                                                 ----------      ----------

Operating Income                                    166,032         151,328
Other Income                                          3,488           3,671
                                                 -----------     ----------
Income Before Interest Charges                      169,520         154,999
                                                 ----------      ----------

Interest Charges
   Interest on Long-Term Debt                        41,182          40,846
   Other Interest                                    14,456          15,725
                                                 ----------      ----------
                                                     55,638          56,571
                                                 ----------      ----------

Net Income Available for Common Stock            $  113,882      $   98,428
                                                 ==========      ==========

Earnings Per Common Share
    Net Income Available for Common Stock             $3.00           $2.62
                                                      =====           =====

Weighted Average Common Shares Outstanding       37,991,518      37,524,074
                                                 ==========      ==========